DSW Inc. Announces New Chief Financial Officer

Columbus, OH--April 17, 2014. DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced the appointment of Mary Meixelsperger as Chief Financial Officer effective May 1. Ms. Meixelsperger replaces Douglas Probst, who is retiring from DSW Inc. on the same day.
“We are pleased that Mary is joining the DSW team,” said Michael MacDonald, DSW Inc. President and Chief Executive Officer. “ Mary is a seasoned executive with a breadth of experiences in merger integration, strategic systems planning and implementation, financial analysis and tax planning. With her leadership, we will position DSW for continued growth and progress towards our strategic goals.”
Ms. Meixelsperger joins DSW Inc. from Shopko Stores, a regional discount store chain, where she held the roles of Chief Financial Officer, Controller and Treasurer for the last nine years. Prior to Shopko, Ms. Meixelsperger was the Chief Financial Officer for two non-profit organizations between 1993-2004 and was the Chief Financial Officer for Worldmark Group, a private equity firm between 1986-1991. Ms. Meixelsperger started her career in public accounting at Arthur Young and Co. and she holds a Bachelor of Business Administration degree with distinction from the University of Wisconsin-Madison.
Ms. Meixelsperger will start at DSW Inc. on April 21, 2014 and will report directly to Mr. MacDonald.
About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of April 17, 2014, DSW Inc. operates 408 DSW stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 357 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com.
Source: DSW Inc.

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Christina Cheng, CFA
Senior Director of Investor Relations
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